Exhibit 99.2

AXCELIS DELIVERS STRONG SECOND QUARTER 2011 RESULTS,

 EXCEEDING GUIDANCE

BEVERLY, Mass — August 4, 2011 — Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the second quarter ended June 30, 2011.  Revenue for the second quarter was $93.4 million, compared with $93.2 million in Q1, and $58.2 million for the same period a year ago.  Net income for the quarter was $4.2 million, or $0.04 per diluted share.  Prior quarter net income was $1.8 million or $0.02 per diluted share, and in the prior year period, the company reported a net loss of $4.5 million or $0.04 cents per share.  Cash and cash equivalents were $37.9 million on June 30, 2011.

Commenting on the Company’s performance, Chairman and CEO Mary Puma said, “Axcelis had a very strong second quarter.  Revenues and EPS exceeded the high end of guidance, and our gross margin improved significantly.  Although the economic climate was not as robust as in the prior quarter, customers continue to recognize the strength of our product offerings and we were able to achieve improved financial performance.  While the industry outlook for the second half of the year remains somewhat uncertain, we expect our penetration of key accounts to continue due to the competitiveness of our products.”

Second Quarter 2011 Conference Call
The Company will host a conference call today at 5:00 pm ET to discuss the second quarter of 2011.  The call will be available to interested listeners via an audio webcast that can be accessed through Axcelis’ home page at www.axcelis.com, or by dialing 1-888-679-8018 (1-617-213-4845 outside North America).  Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies and pass code: 41102197.  Webcast replays will be available from 8 pm ET on August 4, 2011 until 11:59 pm on September 3, 2011.

Safe Harbor Statement

This document contains forward-looking statements under the SEC safe harbor provisions. These statements, which include our guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the timing of orders and shipments, the conversion of orders to revenue in any particular quarter, or at all, our ability to implement successfully our profit plans, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis
Axcelis Technologies, Inc. (Nasdaq: ACLS) headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation and cleaning systems. The company’s Internet address is: www.axcelis.com.

Company Contacts:

Maureen Hart (editorial/media) 978.787.4266

maureen.hart@axcelis.com

Jay Zager (financial community) 978.787.9408

jay.zager@axcelis.com

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenue
Product	$84,334	$50,693	$170,937	$90,971
Service	9,046	7,510	15,613	15,732
	93,380	58,203	186,550	106,703
Cost of revenue
Product	52,905	33,690	109,778	64,010
Service	6,337	4,645	11,553	9,818
	59,242	38,335	121,331	73,828

Gross profit	34,138	19,868	65,219	32,875
Operating expenses
Research and development	11,829	9,477	23,647	18,610
Sales and marketing	7,675	6,606	15,494	13,210
General and administrative	8,416	7,464	17,471	15,164
	27,920	23,547	56,612	46,984

Income (loss) from operations	6,218	(3,679)	8,607	(14,109)

Other income (expense)
Interest income	11	25	17	54
Other, net	(1,158)	342	(1,608)	(65)
	(1,147)	367	(1,591)	(11)

Income (loss) before income taxes	5,071	(3,312)	7,016	(14,120)

Income taxes	844	1,217	977	1,510
Net income (loss)	$4,227	$(4,529)	$6,039	$(15,630)

Net income (loss) per share

Basic	$0.04	$(0.04)	$0.06	$(0.15)
Diluted	$0.04	$(0.04)	$0.06	$(0.15)

Shares used in computing basic and diluted net income (loss) per share
Basic weighted average common shares	106,097	104,170	106,017	104,143
Diluted weighted average common shares	108,911	104,170	109,723	104,143

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2011	December 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$37,857	$45,743
Accounts receivable, net	57,969	57,888
Inventories, net	124,273	109,653
Prepaid expenses and other current assets	11,177	15,346
Total current assets	231,276	228,630

Property, plant and equipment, net	38,106	38,594
Long-term restricted cash	116	107
Other assets	17,914	13,541
	$287,412	$280,872
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$30,904	$36,709
Accrued compensation	11,399	10,597
Warranty	4,131	2,556
Income taxes	650	—
Deferred revenue	10,933	13,859
Other current liabilities	4,518	4,408
Total current liabilities	62,535	68,129

Long-term deferred revenue	2,374	2,417
Other long-term liabilities	5,317	4,759
Commitments and contingencies
Stockholders’ equity
Preferred stock	—	—
Common stock	106	106
Additional paid-in capital	496,583	493,967
Treasury stock	(1,218)	(1,218)
Accumulated deficit	(287,481)	(293,520)
Accumulated other comprehensive income	9,196	6,232
	217,186	205,567
	$287,412	$280,872

Axcelis Technologies, Inc.

Consolidated Statements of Cash Flow

(In thousands)

(Unaudited)

	Six months ended June 30,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$6,039	$(15,630)
Adjustments to reconcile net income (loss) to net cash used for operating activities:

Depreciation and amortization	4,009	3,711
Taxes	16	—
Stock-based compensation expense	2,124	1,568
Provision for excess inventory	536	1,331
Changes in operating assets & liabilities:
Accounts receivable	571	(16,011)
Inventories	(13,894)	13,844
Prepaid expenses and other current assets	4,442	(5,051)
Accounts payable & other current liabilities	(3,618)	11,502
Deferred revenue	(2,989)	5,366
Income taxes	629	(110)
Other assets and liabilities	(5,920)	1,673
Net cash provided by (used for) operating activities	(8,055)	2,193
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(1,231)	(480)
(Increase) decrease in restricted cash	(9)	3,116
Net cash provided by (used for) investing activities	(1,240)	2,636
Cash flows from financing activities:
Financing fees and other expenses	(194)	(514)
Proceeds from exercise of stock options	239	55
Proceeds from Employee Stock Purchase Plan	275	206
Net cash provided by (used for) financing activities	320	(253)
Effect of exchange rate changes on cash	1,089	(1,710)
Net increase (decrease) in cash and cash equivalents	(7,886)	2,866
Cash and cash equivalents at beginning of period	45,743	45,020
Cash and cash equivalents at end of period	$37,857	$47,886